Exhibit 99.1

Axion International Reports Third Quarter 2011 Financial Results

70% Increase in Q3 2011 Revenue Over 2010 and $14.5 Million in Order Backlog Puts Emphasis on Executing Axion’s Strategic Vision in 2011

NEW PROVIDENCE, N.J. – November 14, 2011 – Axion International Holdings, Inc. (OTCBB: AXIH), a leader in Recycled Structural Composite (RSC)™ technology used to produce Ecotrax™ railroad ties as well as Struxure™ building materials, today announced its third quarter 2011 financial results for the period ending September 30, 2011.

Axion International reported third quarter 2011 revenue of approximately $699,000, a 70% increase compared to $409,000 in the third quarter of 2010. Axion’s gross margin was $77,000 in the third quarter of 2011 compared to a gross margin of $155,000 in the same period of 2010. Net loss for the third quarter of 2011 was $1.7 million compared to a net loss of $579,000 for the third quarter of 2010. Net loss for the third quarter of 2011 included non-cash expenses of approximately $0.8 million, which consisted of (i) the amortization of the fair value of shares of its common stock, options and warrants issued for services rendered, (ii) the accretion of debt and preferred stock discounts and (iii) depreciation of property and equipment.

During the third quarter Axion manufactured and delivered the bulk of the first order of rail ties against its $15.0 million class 1 rail tie contract. Since this agreement is a “build and hold” arrangement (i.e. the seller manufactures, invoices and holds the inventory, for the convenience of the customer, until the rail ties are picked up), Axion recognizes revenue upon receipt of payment, on a net 30-day basis, pursuant to the transfer of ownership and risk of loss.  Approximately $800,000 of rail ties that were manufactured and invoiced prior to September 30, 2011 will be recognized as revenue in the fourth quarter, and was included in inventory as of September 30, 2011.

Axion had approximately $5.1 million in current assets and $1.9 million in current liabilities at September 30, 2011, resulting in working capital of $3.2 million. This compares to a working capital deficit of $0.7 million at December 31, 2010.

“Axion is pleased to announce its third quarter financial results,” said Steve Silverman, Axion’s President and Chief Executive Officer. “In the third quarter Axion experienced sizable growth from the same period last year and we also undertook our first capacity expansion through our new third-party manufacturing facility in Waco, Texas.  As with any new systems, we hit some bumps along the way and it took three months longer than expected, but our hats are off to the team as they did a great job overcoming these obstacles and got the facility operational with solid results.  We are now in the process of setting up a second production line in the Waco facility.”

Mr. Silverman continued, “Since the beginning of the year, Axion has been diligent in building a strong foundation for future growth by improving our financial systems, adding key management personnel, working with strategic manufacturing partners to reduce material costs, and introducing EcoTrax™ to strengthen our rail tie business.  As we approach the end of the year, we believe our fourth quarter will prove to be our best quarter on record, as we reach full capacity at our manufacturing facilities and we continue to execute on our expanding sales pipeline around the world.”

Third Quarter 2011 Highlights

•	Received first purchase order for material used in construction of boardwalk in Trinidad.

•	Received three purchase orders from Australia.

•	Received first purchase order to supply rail ties to South America.

•	Presented with the American Chemistry Council’s inaugural "Innovation in Plastics Recycling Award."

•	Expanded manufacturing capacity in Texas with agreement through Coll Materials.

•	Received purchase order to supply materials for first recycled plastic bridge in Europe.

•	Announced new EcoTrax™ brand name for Axion’s composite railroad ties.

Subsequent Events

•	Expanded IP portfolio with a patent in the area of fire retardants.

•	Selected as a winner of the “Environmental Stewardship Awards” by the Plastics Environmental Division of the Society of Plastics Engineers.

•	Technology named one of the top 3 worldwide innovations of 2011 at the R&D 100 Awards in Orlando.

•	Received purchase order to supply materials for first recycled plastic bridge used in a public highway application in the United States.

During the three months ended September 30, 2011, Axion diversified its international client base by shipping products to seven new customers.  As of November 2, 2011, Axion’s backlog comprised of purchase orders received and multi-year delivery contracts of approximately $14.5 million.  Axion’s pipeline includes multiple opportunities in the negotiation and review phase totaling approximately $2.0 million and approximately $86.2 million in opportunities in the proposal delivery phase (with the knowledge that these opportunities may not be realized due to a variety of risk factors outside of Axion’s control).

Some of these proposals are large in size and show the growing movement around the world towards a sustainable solution in the rail industry. As these sales materialize, Axion will continue to maintain a diversified range of customers throughout the world, as exemplified by its recent purchase orders in the Caribbean, North America, South America and Europe.

Axion has also broadened its network for sourcing high-quality plastic material from re-processors and recyclers.  Axion is now accepting post-industrial and post-consumer plastics in larger quantity bales straight from municipalities and waste recovery centers, providing for a more diverse and streamlined supply chain along with greater cost efficiencies.  Throughout the remainder of 2011, Axion will continue to focus on its rail tie business, while it develops new product offerings and branding strategy for its Struxure™ building materials product line.

Mr. Silverman concluded, “In the fourth quarter of the year, we will continue to focus our efforts on building and reporting our active sales pipeline. In particular we plan to make further inroads with EcoTrax™ in North and South America, as well as Europe.  We have already begun talks with numerous transit authorities in territories that have expressed initial interest in deploying our innovative products.  With a strategic vision and sound business foundation in place, Axion looks forward to seeing accelerated growth of revenues throughout the remainder of 2011 and improved financial results as we maximize our production capacity and material sourcing infrastructure.”

Conference Call

Subsequent to today's release, a conference call to discuss Axion’s third quarter 2011 financial results is scheduled for today, November 14, 2011 at 4:15 pm Eastern.

The teleconference can be accessed by dialing 877-407-9210 when calling within the United States or 201-689-8049 when calling internationally.  Please dial in 10 minutes prior to the beginning of the call. There will be a playback available until December 14, 2011.  To listen to the playback dial 877-660-6853 when calling within the United States or 201-612-7415 when calling internationally and use account number: 286 in conjunction with replay ID number: 382761.

The conference call will be simultaneously webcast and available at: http://www.trilogy-capital.com/autoir/axih_autoir.html.

About Axion International Holdings, Inc.

Axion International Holdings, Inc. (OTCBB: AXIH) develops structural building products in the United States and internationally from 100% recycled consumer and industrial plastics. It offers structural composite railroad crossties, structural composite I-beams, tongue and groove planking, and various sizes of boards for use in engineered design solutions, such as rail track, rail and tank bridges, pedestrian and recreation bridges, marinas, boardwalks, and bulk heading. The Company markets its structural products to the railroad industry, military, and industrial engineering and contracting firms. Axion International Holdings, Inc. was founded in 2006 and is headquartered in New Providence, New Jersey.

For additional information, please visit Axion’s corporate website:
www.axionintl.com

Forward-Looking Statements

This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause Axion’s actual results to differ materially from those currently anticipated, including the availability of materials at favorable pricing, sufficient manufacturing capability and the risk factors identified in Axion’s filings with the Securities and Exchange Commission.

Financial Communications Contacts:

Jim Blackman, CEO
PR Financial Marketing, LLC
713-256-0369
jim@prfmonline.com

Darren Minton, President
Trilogy Capital Partners
Toll-free: 800-592-6067
info@trilogy-capital.com